                                                                    EXHIBIT 99.2

               MORTON INDUSTRIAL GROUP, INC. CHANGES STOCK SYMBOL
                               TO MGRP FROM MLXR


MORTON, IL - JANUARY 28, 1998 - Morton Industrial Group, Inc. today announced that its common stock will begin trading under the new symbol MGRP
on  the OTC  Electronic Bulletin  Board effective  immediately.   The common
stock formerly traded under the symbol MLXR.

Morton Industrial Group, Inc. ("Morton" or the "Company") is a supplier of high-quality fabricated sheet metal components and subassemblies for the
off-highway  construction,   agricultural  and  industrial  equipment markets
with  annual revenues of approximately  $80 million.   It provides large
original equipment manufacturers (OEMs) with a wide range of products and services in the areas of fabrication, composites, machining and
electronics.   Over  a five-year period,  from 1993 to  1997, Morton's sales have grown  at an average annual compounded rate of approximately 25 percent.

The Company has applied for the listing of its common stock on the Nasdaq Small Cap Market.